Exhibit 10.2

OP PARTNERSHIP AGREEMENT PREFERRED UNIT AMENDMENT

Twenty-Fourth Amendment to the
First Amended and Restated Agreement
of Limited Partnership
of SL Green Operating Partnership, L.P.

This Amendment is made as of March 28, 2016 by SL Green Realty Corp., a Maryland corporation, as managing general partner (the “Company” or the “Managing General Partner”) of SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated as of August 20, 1997, as amended from time to time (the “Partnership Agreement”), for the purpose of amending the Partnership Agreement.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, pursuant to that certain agreement of purchase and sale (the “Agreement of Purchase and Sale”), dated as of March 28, 2016, by and between R.A.S. LLC, a New York limited liability company (the “Seller”), and 183 Broadway Owner LLC, a Delaware limited liability company (the “Purchaser”), the Purchaser has agreed to acquire certain real property from the Seller in exchange for, among other things, preferred partnership units of the Partnership.

WHEREAS, the Partnership owns a direct or indirect interest in the Purchaser.

WHEREAS, Section 4.02A of the Partnership Agreement grants the Managing General Partner authority to cause the Partnership to issue interests in the Partnership to Persons other than the Managing General Partner in one or more classes or series, with such designations, preferences and relative, participating optional or other special rights, powers and duties as may be determined by the Managing General Partner in its sole and absolute discretion, subject to applicable Delaware law.

WHEREAS, the Managing General Partner has determined that, in connection with the issuance of the preferred partnership units contemplated by the Agreement of Purchase and Sale, it is necessary and desirable to amend the Partnership Agreement to create and set forth the terms of the preferred partnership units having the designations, rights and preferences set forth herein.

WHEREAS, solely to the extent necessary to effect the establishment of the Series U Preferred Units (as defined herein) with the terms and conditions described herein, the following shall be deemed to amend Articles V and VI and Section 8.06 of the Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:

1.                                      Article I of the Partnership Agreement is hereby amended by adding the following definition:

“Series U Preferred Units” means the series of Partnership Units established pursuant to the Twenty-Fourth Amendment to this Partnership Agreement, representing units of Limited Partnership Interest designated as the Series U Preferred Units, with the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of repurchase and conversion as described herein.

2.                                      In accordance with Section 4.02A of the Partnership Agreement, set forth below are the terms and conditions of the Series U Preferred Units hereby established:

A.                                    Designation and Number.  A series of Partnership Units, designated as Series U Preferred Units, is hereby established.  The maximum number of Series U Preferred Units shall be 680,000.

B.                                    Rank.  The Series U Preferred Units, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, the Class B Units (collectively, the “Common Units”) and all Partnership Interests outstanding or issued in the future by the Partnership, the terms of which do not expressly provide that such Partnership Interests rank senior to or on a parity with the Series U Preferred Units, (b) on a parity with the Series F Preferred Units, the Series G Preferred Units, the Series I Preferred Units, the Series J Preferred Units, the Series K Preferred Units, the Series L Preferred Units, Series M Preferred Units, Series N Preferred Units, Series O Preferred Units, the Series P Preferred Units, the Series Q Preferred Units, the Series R Preferred Units, the Series S Preferred Units, the Series T Preferred Units and all Partnership Interests outstanding or issued in the future by the Partnership, the terms of which expressly provide that such Partnership Interests rank on a parity with the Series U Preferred Units and (c) junior to all Partnership Interests issued in the future by the Partnership, the terms of which expressly provide that such Partnership Interests rank senior to the Series U Preferred Units (provided prior consent of the holders of the Series U Preferred Units has been obtained prior to the issuance of such Partnership Interests).

C.                                    Distributions.

(i)                                     Pursuant to Section 5.01 of the Partnership Agreement but subject to the rights of holders of any Partnership Interests ranking senior to the Series U Preferred Units as to the payment of distributions, the holders of the then outstanding Series U Preferred Units shall be entitled to receive, when, as and if authorized by the Managing General Partner, out of Available Cash, cumulative quarterly preferential cash distributions in an amount per unit provided as follows:

(1) at any time prior to the death of the person that wholly owns the entity that holds the Series U Preferred Units on the date (the “Closing Date”) that the Series U Preferred Units were issued (the “Relevant Person”): (i) 4.50% per annum of the $25.00 liquidation preference (equivalent to a fixed amount per annum of $1.125 per unit) through the date that is the fourth anniversary of the Closing Date, and thereafter (ii) 4.00% per annum of the $25.00 liquidation preference (equivalent to a fixed amount per annum of $1.00 per unit) through the date that is the fifth anniversary of the Closing Date, and thereafter (iii) 3.50% per annum of the $25.00 liquidation preference (equivalent to a fixed amount per annum of $0.875 per unit);

(2) at any time after the death of the Relevant Person, which death occurs prior to the fifth anniversary of the Closing Date: (i) 4.50% per annum of the $25.00 liquidation preference (equivalent to a fixed amount per annum of $1.125 per unit) through the date that is the fourth anniversary of the Closing Date, and thereafter (ii) 4.00% per annum of the $25.00 liquidation preference (equivalent to a fixed amount per annum of $1.00 per unit) through the date that is the fifth anniversary of the Closing Date, and thereafter (iii) 3.00% per annum of the $25.00 liquidation preference (equivalent to a fixed amount per annum of $0.75 per unit); and

(3) at any time after the death of the Relevant Person, which death occurs on or after the fifth anniversary of the Closing Date, 3.00% per annum of the $25.00 liquidation preference (equivalent to a fixed amount per annum of $0.75 per unit).

Distributions on the Series U Preferred Units shall accrue and be fully cumulative from the date of original issuance and shall be payable quarterly when, as and if authorized by the Managing General Partner, in equal amounts in arrears on the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day (each, a “Series U Preferred Unit Distribution Payment Date”). Any distribution (including the initial distribution) payable on the Series U Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months, which basis shall also be used to calculate the distribution payable in respect of the Distribution Period in which a change in the distribution rate occurs pursuant to the provisions of sub-paragraphs (1), (2) or (3) above.  “Distribution Period” shall mean the period from and including the date of original issuance and ending on but excluding the fifteenth day of July 2016, and each subsequent period from and including such Series U Preferred Unit Distribution Payment Date and ending on but excluding the next following Series U Preferred Unit Distribution Payment Date. For the avoidance of doubt, the first Distribution Period is the period from and including March 28, 2016 and ending on but excluding the fifteenth day of July 2016 (or, if not a business day, the next succeeding business day).

(ii)                                  No distribution on the Series U Preferred Units shall be authorized by the Managing General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Managing General Partner or the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series U Preferred Units which may be in arrears.

(iii)                               Notwithstanding the foregoing, distributions with respect to the Series U Preferred Units shall accumulate whether or not any of the foregoing restrictions exist, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on Series U Preferred Units shall not bear interest and holders of the Series U Preferred Units shall not be entitled to any distributions in excess of full cumulative distributions.  Any distribution payment made on the

Series U Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

(iv)                              Except as provided in section 2.C.(v), unless full cumulative distributions have been or contemporaneously are declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series U Preferred Units for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series U Preferred Units as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Partnership) shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any other Partnership Interests ranking, as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, junior to or on a parity with the Series U Preferred Units for any period, nor shall any other Partnership Interests ranking junior to or on a parity with the Series U Preferred Units as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series U Preferred Units as to the payment of distributions and the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership).

(v)                                 When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series U Preferred Units and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series U Preferred Units, all distributions authorized and declared upon the Series U Preferred Units and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series U Preferred Units shall be declared pro rata so that the amount of distributions authorized and declared per Series U Preferred Unit and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per each Series U Preferred Unit and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other.

(vi)                              Holders of Series U Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series U Preferred Units as described above.  Accrued but unpaid distributions on the Series U Preferred Units will accumulate as of the Series U Preferred Units Distribution Payment Date on which they first become payable.

D.                                    Allocations.  Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series U Preferred Units in accordance with Article VI of the Partnership Agreement.

E.                                     Liquidation Preference.

(i)                                     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of the Series U Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.02.A of the Partnership Agreement a liquidation preference of $25.00 per Series U Preferred Unit, plus an amount equal to any accumulated and unpaid distributions (whether or not earned or authorized) to the date of payment (the “Series U Liquidation Value”), before any distribution of assets is made to holders of any other Partnership Interests that rank junior to the Series U Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, but subject to the preferential rights of the holders of Partnership Interests ranking senior to the Series U Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership.

(ii)                                  If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership legally available for distribution to its Partners are insufficient to make such full payment to the holders of the Series U Preferred Units, and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series U Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, then the holders of the Series U Preferred Units, and all other holders of such Partnership Interests on a parity with the Series U Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid distributions) to which they would otherwise be respectively entitled.

(iii)                               After payment of the full amount of the Series U Liquidation Value, the holders of the Series U Preferred Units, shall have no right or claim to any of the remaining assets of the Partnership.

(iv)                              None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

F.                                      Repurchase at the Option of the Holder.

(i)                                     Notwithstanding any other provision of the Partnership Agreement to the contrary, the holders of the Series U Preferred Units shall have the right to require the Partnership to repurchase for cash all or a portion of the Series U Preferred Units at any time after the date hereof (the “Cash Repurchase Right”), subject to clause (ii) of this Section 2.F. The repurchase price per Series U Preferred Unit upon such repurchase shall be paid by the Partnership in cash and shall be in an amount equal to the Series U Liquidation Value of such Series U Preferred Units to the date of such repurchase (the “Repurchase Consideration”).  From and after the applicable repurchase date, the Series U Preferred Units so repurchased shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series U Preferred Units shall cease.

(ii)           Each holder of Series U Preferred Units who desires to require the Partnership to repurchase all or a portion of the Series U Preferred Units shall provide notice to the Partnership (with a copy to the Managing General Partner) in the form of the Notice of Repurchase Demand attached as Exhibit A hereto (a “Repurchase Demand Notice”) via facsimile, hand delivery or other mail or messenger service.  The date upon which the Partnership initially receives a Repurchase Demand Notice shall be a “Notice Date.” The Partnership shall pay to such holder of Series U Preferred Units the Repurchase Consideration within ten (10) Business Days after the Notice Date.  A holder of Series U Preferred Units may not request repurchase of less than 10,000 Series U Preferred Units or, if such holder of Series U Preferred Units holds less than 10,000 Series U Preferred Units, for less than all of the Series U Preferred Units held by such holder of Series U Preferred Units.

(iii)          From and after the applicable repurchase date, the Series U Preferred Units so repurchased shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series U Preferred Units shall cease.

G.            Voting Rights.  Except as required by applicable law, the Series U Preferred Units shall have no voting rights, except that no amendment of the Partnership Agreement shall be made that materially adversely affects the rights of the holders of Series U Preferred Units without the consent of a majority of such holders (unless all holders of Partnership Interests are materially adversely affected to the same degree).  For the avoidance of doubt, any amendment to create, establish or amend the rights and designations of a series of Partnership Units shall not require the consent of the holders of the Series U Preferred Units.

H.            Conversion.  The Series U Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership.

I.             Transfer.  In addition to the restrictions set forth in Section 11.03 of the Partnership Agreement, except as set forth in section 2.F above, a holder of the Series U Preferred Units may not Transfer any of the Series U Preferred Units without the consent of the Managing General Partner, which consent may be withheld in the Managing General Partner’s sole discretion.  Any attempt to effect a Transfer of the Series U Preferred Units without the Managing General Partner’s consent shall be void ab initio.

For purposes of this Section 2.I, “Transfer” shall have the meaning of “transfer” as defined in 11.1(A) in the Partnership Agreement.  The term “Transfer” as used in this section 2.I or Article XI of the Partnership Agreement shall not include any repurchase of the Series U Preferred Units by the Partnership.

J.             Restrictions on Ownership.  No person that is not a legal resident of the United States of America shall be permitted to beneficially own, directly or indirectly for U.S. federal income tax purposes, any Series U Preferred Units.  The acquisition of any Series U Preferred Units by any person that is not a legal resident of the United States of America, whether or not in accordance with Section 2.I above, shall be void ab initio.

3.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.

4.             This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

5.             If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

SL GREEN REALTY CORP., a Maryland corporation,
as Managing General Partner of SL Green Operating Partnership, L.P.
and on behalf of existing Limited Partners

By:	/s/ Andrew Levine
	Name:	Andrew Levine
	Title:	Executive Vice President

Exhibit A

Notice of Repurchase Demand

The undersigned holder of Series U Preferred Units hereby irrevocably requests SL Green Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to repurchase the number of Series U Preferred Units stated herein in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., as amended from time to time in accordance with its terms, and the Cash Repurchase Right referred to therein; and the undersigned irrevocably (i) surrenders such Series U Preferred Units and all right, title and interest therein and (ii) directs that the Repurchase Consideration deliverable in accordance with this Notice be delivered in the name(s) and at the address(es) specified below.

The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Series U Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to demand repurchase and surrender the Series U Preferred Units that are the subject of this Notice and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such repurchase and surrender.

Number of Series U Preferred Units tendered:

Dated:

Name:
(Please Print)

(Signature)

(Street Address)

(City) (State) (Zip Code)